Exhibit 10.15

BELMONT SAVINGS BANK

DEFERRED COMPENSATION PLAN

FOR MEMBERS OF THE BOARD OF INVESTMENT

AS RESTATED EFFECTIVE FEBRUARY 15, 2008

WHEREAS, Belmont Savings Bank (the “Bank”) established a Deferred Compensation Plan for members of the Board of Investment (“the Plan”) by instrument dated October 1, 1994, which Plan was amended by the First Amendment dated September 18, 1997 and the Second Amendment dated December 23, 1998; restated in its entirety on June 9, 2003; and restated in its entirety effective January 1, 2005; and

WHEREAS, the Bank and the members of the Board of Investment who currently participate in said Plan desire to make further amendments to said Plan and hereby do so by completely restating said Plan so that effective February 15, 2008, said Plan shall hereafter read as follows:

“THIS PLAN is established as of the 1st day of October, 1994, by BELMONT SAVINGS BANK, a Massachusetts savings bank (the “Bank”), for the purpose of providing certain members of its Board of Investment with the benefits described herein.

1. Eligible Participants. For purposes of this Plan, eligible Participants under the Plan as restated effective January 1, 2005 shall be those persons who are members of the Board of Investment and were members of the Board on October 1, 1994 (to wit; Angelo A. Borelli, Robert J. Morrissey and Vernon C. Wynott, Jr.). No other members of the Bank’s Board of Investment shall participate in this restated Plan.

2. Definitions. Wherever used in this Plan, the following terms shall have the meanings set forth below.

(a) “Beneficiary” means the person or entity designated by the Participant on a form similar to Schedule I hereto, and filed with the Bank prior to the Participant’s death. Such a designation may be changed at any time and from time to time. In the absence of an effective beneficiary designation, the Beneficiary shall be the surviving spouse of the Participant, if any; if there is no such surviving spouse, then to the issue of the Participant, taking by right of representation; and if there are no spouse nor issue, then to the Participant’s estate.

(b) “Board” means the Board of Investment of the Bank.

(c) “Confidential Information” includes, without limitations, financial information, business plans, prospects and opportunities (such as lending relationships, financial product development, or possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the Bank’s management.

(d) “Year of Service” means a period of twelve consecutive months (whether beginning before or after the effective date of this Plan), beginning on the date a Participant most recently became a member of the Board or any anniversary thereof, throughout which the Participant has served as a member of the Board.

(e) “Compensation” means the aggregate amount of retainer and meeting fees paid to a Participant in consideration of his service on boards of the Bank, plus any amount by which such payments were reduced pursuant to the Participant’s election under a Deferred Compensation Agreement by and between the Bank and the Participant.

3. Termination Benefit. Following the incurrence of a separation from service by a Participant with respect to his service on the Board for any reason other than his death (unless forfeited pursuant to the terms of Section 5 hereof), the Bank shall pay to the Participant in quarterly installments an annual amount equal to forty-one percent (41%) of his average compensation determined utilizing the three highest years of compensation of such Participant. Such payments shall be made on the first day of May, August, November and February in each year, with the first such payment to be made as of the first day of said months following the calendar month in which the Participant experiences a separation from service, and shall continue for a period equal to the Participant’s completed Years of Service. By way of illustration, if a Participant’s membership on the Board terminated after the Participant had completed eleven (11) Years of Service, and if the average compensation for the three highest years of the Participant was Twenty-Five Thousand Dollars, the Participant’s quarterly benefit would be $2,562.50 (41% of $25,000, divided by four) and would continue for 44 quarterly installments. In the event that the Participation completed eleven (11) Years of Service and six (6) additional months of Service, his quarterly benefit would still be $2,562.50. If the Participant should die prior to the completion of all quarterly payments, the Bank shall pay to such Participant’s Beneficiary a lump-sum payment equal to the present value of the unpaid payments remaining at the time of the Participant’s death, using a discount rate equal to the discount rate then being utilized by the Savings Banks Employees Retirement Association for the qualified retirement plans which it maintains for the benefit of the employers who utilize said plans as in effect at Savings Banks Employees Retirement Association on the date of the death of the Participant. Such lump-sum payment shall be made no later than ninety (90) days following the date of the Participant’s death.

For the purposes of this Section 3, a “separation from service” shall be defined to have the meaning set forth in Section 409A of the Internal Revenue. Code of 1986, as amended, in Section 409A(a)(2) and in regulations and guidance issued by the Internal Revenue Service pursuant thereto.

4. Death Benefit. In the event of the death of a Participant while a member of the Board, the Bank shall pay to such Participant’s Beneficiary a lump-sum payment equal to the present value of the payments which would have been made to the Participant under the provisions of Section 3 if the Participant had terminated membership on the Board on the date of the Participant’s death, using a discount rate equal to the discount rate then being utilized by the Savings Banks Employees Retirement Association for the qualified retirement plans which it maintains for the benefit of the employers who utilize said plans as in effect at Savings Banks Employees Retirement Association on the date of the death of the Participant. Such lump-sum payment shall be made within sixty (60) days of the date of the Participant’s death.

5. Forfeiture. In the event that a Participant violates any of the requirements or fails to honor any of the obligations set forth in this Section, the Bank (in addition to any other rights it may have) shall be relieved of the liability to make any further payments under this Plan to or on behalf of such Participant and his Beneficiary.

In the event that a Participant is entitled to receive benefits hereunder, then during the period from the date of the termination of the Participant’s membership on the Board until all of the retirement benefits to which the Participant is entitled are paid, such Participant shall not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, venturer, or otherwise, or through any person (a) within a fifty-mile radius of the principal office of the Bank, compete with the banking or any other business conducted by the Bank; (b) attempt to hire any employee of the Bank, assist in such hiring by any other person, encourage any such employee to terminate his or her employment with the Bank, encourage any customer of the Bank to terminate its relationship with the Bank, or obtain or assist in obtaining for his own benefit any customer of the Bank; or (c) disclose to any other person (except as may be required by applicable law) or use for his own benefit or gain any Confidential Information of the Bank obtained by him incident to his service with the Bank. For purposes of this Section the term “Bank” includes any parent, affiliate, or subsidiary of the Bank. Nothing herein shall be deemed to preclude the ownership of an interest of 5% or less of the outstanding market value of any class of publicly traded securities.

6. Funding. The rights of Participants and any other person or persons entitled to benefits hereunder shall be limited to those of a general creditor of the Bank. The Bank reserves the absolute right, in its sole and exclusive discretion, to insure or otherwise provide for the obligations of the Bank undertaken by this Plan or to refrain from same, and to determine the extent, nature and method thereof. Should the Bank elect to insure this Plan, in whole or in part, through the medium of insurance or annuities, or both, the Bank shall be the owner and beneficiary of any policy obtained for that purpose. At no time shall the Participant or any other person or persons entitled to benefits hereunder be deemed to have any right, title or interest in or to any specified asset or assets of the Bank, including, but not by way of restriction, any life insurance policy or other insurance contract or the proceeds therefrom. No such policy or contract shall in any way be considered to be security for the performance of the obligations of the Plan. If the Bank purchases an insurance or annuity policy on the life of one or more Participants, all such Participants shall sign any papers that may be reasonably required for that purpose and shall undergo any medical examination or test which may be necessary, and generally shall cooperate with the Bank in securing such policy.

7. Alienability. Neither the Participants nor any other person or persons entitled to benefits hereunder shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance owed by any such Participant or such other person or persons, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

8. Benefits and Burdens. This Plan shall be binding upon and inure to the benefit of the Participants and any other person or persons entitled to benefits hereunder, and the Bank and any successor organization which shall succeed to substantially all of either the Banks assets or business, without regard to the form of such a succession.

9. Not a Contract for Board Membership. Notwithstanding anything herein contained to the contrary, this Plan is not an agreement to retain a Participant on the Board, and nothing herein shall be construed to give any Participant any right to remain on the Board.

10. Current Payments Not Available. The benefits provided under this Plan are not part of any salary reduction plan or an arrangement deferring a bonus or salary increase. The Participants shall not have the option to take any current payment or bonus in lieu of benefits payable hereunder.

11. Communications. Any notice or communication required of the Bank or a Participant with respect to this Agreement shall be made in writing and may either be delivered personally or sent by first-class mail, as the case may be: (a) to the Bank, addressed to the attention of the President with a copy addressed to the attention of the Treasurer; or (b) to the Participant at his home address as appearing on the records of the Bank. The Bank and each Participant shall have the right by written notice to the other party to change the place to which any such notice may be addressed.

12. Named Fiduciary Determination of Benefits, Claims Procedure and Administration.

(a) The Bank is hereby designated as the named fiduciary under this Plan. The named fiduciary shall have authority to control and manage the operation and administration of this Plan, and it shall be responsible for establishing and carrying out a funding policy and method consistent with the objectives of this Plan.

(b)	(1) Claim.

A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Bank, setting forth his or her claim. The request must be addressed to the Chairman of the Board of Trustees of the Bank at the Bank's then principal place of business.

(2) Claim Decision.

Upon receipt of a claim, the Bank shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Bank may, however, extend the reply period for an additional ninety (90) days for reasonable cause.

If the claim is denied in whole or in part, the Bank shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth: (i) the specific reason or reasons for such denial; (ii) the specific reference to pertinent provisions of this Plan on which such denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect his or her claim and an explanation why such material or such information is necessary; (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (v) the time limits for requesting a review under subsection (3) and for review under subsection (4) hereof.

(3) Request for Review.

Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Board of Investment of the Bank review the determination of the Bank. Such request must be addressed to the Board of Investment of the Bank, at the Bank’s principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Bank. If the Claimant does not request a review of the Bank’s determination by the Board of Investment of the Bank within such sixty (60) day period, he or she shall be barred and estopped from challenging the Bank’s determination.

(4) Review of Decision.

Within sixty (60) days after the Board of Investment’s receipt of a request for review, the Board of Investment of the Bank will review the Bank’s determination. After considering all materials presented by the Claimant, the Board of Investment will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Board of Investment will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

13. Excess Parachute Payments. To the extent that any payment(s), if made, to the Participant or any Beneficiary pursuant to the terms of this Plan would be treated as an “Excess Parachute Payment” under Section 280G of the Internal Revenue Code of 1986, as amended, the Bank shall reduce such payment(s) to the extent that it would not be an Excess Parachute Payment. Any payment made to the Participant or any Beneficiary hereunder is subject to and conditioned upon its compliance with 12 U.S.C. Section 1828(k), any regulation promulgated thereunder, and any other applicable banking statute, regulation or order.

14. Payment to Specified Employee. In the event that a payment becomes due hereunder to a Participant who, at the time that his service as a Board Member terminates is a Specified Employee (meaning a key employee as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank when any stock of the Bank is publicly traded on an established securities market or otherwise, such payment may not be made earlier than six (6) months after the date that his service as a Board Member terminates. In the event that this Section 14 is applicable to a Board Member, any distribution which would otherwise be paid to him within the first six (6) months following the termination of his service as a Board Member shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh full calendar month following the termination of his service as a Board Member. All subsequent payments shall be paid in the manner specified.

15. Compliance With Section 409A. It is the intent of the parties hereto that no provision of this Plan shall cause any amount to be included in the income of the Participant or any Beneficiary pursuant to the terms of Section 409A of the Internal Revenue Code of 1986, as amended, and the terms of this Plan shall be interpreted by the parties hereto so as to avoid the inclusion in income of any amount payable hereunder to the Participant or any Beneficiary pursuant to the terms of said Section 409A. Further, for the purposes of said Section 409A, installment payments to be made to the Participant and any Beneficiary shall be treated as a series of separate payments under said Section 409A, any regulations and any guidance issued thereunder.

16. Governing Law. This Plan is subject to and shall be governed by the laws of The . Commonwealth of Massachusetts to the extent such laws are not pre-empted by the laws of the United States.

17. Amendment or Termination. The Bank may, by vote of its Board of Trustees, amend or terminate this Plan at any time; provided, however, that no such amendment shall reduce the benefit of any Participant that has accrued before the adoption of such amendment or termination. In no event, however, shall any such amendment or termination be effective if as a result of such amendment or termination, any amount due to the Participant or Beneficiary hereunder would be includible in income for federal income tax purposes under the provisions of said Section 409A.

Executed on behalf of Belmont Savings Bank by its Officer hereunto duly authorized.

Belmont Savings Bank

By:	/s/ W. Ronald Rossi
W. Ronald Rossi, President and Chief Executive Officer